Exhibit 3.4
                            Peabody & Arnold
                             50 Rowes Wharf
                    Boston, Massachusetts  02110-3342


                               May 8, 1997



Van Kampen American Capital Distributors, Inc.
17W11O 22nd Street
Oakbrook Terrace, Illinois  60181


     Re:Insured Municipals Income Trust, 216th Insured Multi-Series
                    Massachusetts IM-IT Series 35;
                       S.E.C. Reg.  No. 333-25117

Ladies and Gentlemen:

     You have requested our opinion as special Massachusetts tax counsel with respect to the impact of the Massachusetts income tax laws on the Massachusetts Trust being created as part of the above-entitled Fund and on the holders of Units of the Massachusetts Trust ("Massachusetts Unitholders").

     We have examined the Trust Indenture and Agreement between Van Kampen American Capital Distributors, Inc., as Depositor, and American Portfolio Evalutation Services, a division of Van Kampen American Capital Investment Advisory Corp., as Evaluator, and The Bank of New York, Wall Street Trust division, as Trustee, dated today, creating the Fund, the Preliminary Prospectus dated today relating to the Units of the Fund, and an opinion of Chapman and Cutler to you dated today as to the federal tax status of the Fund, its constituent Trusts and their Unitholders. We have also examined applicable Massachusetts law including rulings by the Massachusetts Commissioner of Revenue regarding trusts which are similar in many respects to the Massachusetts Trust being created as part of the above-entitled Fund.

     Based on the foregoing it is our opinion that under existing law and administration of the affairs of the Massachusetts Trust as set forth in the Preliminary Prospectus:

           1. For Massachusetts income tax purposes, the Massachusetts Trust will be treated as a corporate trust under Section 8 of Chapter 62 of the Massachusetts General Laws and not as a grantor trust under Section 10(e) of Chapter 62 of the Massachusetts General Laws.

          2. The Massachusetts Trust will not be held to be engaging in business in Massachusetts within the meaning of said Section 8 and will, therefore, not be subject to Massachusetts income tax.

          3. Massachusetts Unitholders who are subject to Massachusetts income taxation under M.G.L. Chapter 62 will not be required to include their respective shares of the earnings of or distributions from the Massachusetts Trust in their Massachusetts gross income to the extent that such earnings or distributions represent tax-exempt interest for federal income tax purposes received by the
     Massachusetts Trust on obligations issued by Massachusetts, its counties, municipalities, authorities, political subdivisions or instrumentalities or by United States territories or possessions ("Obligations").

           4. Any proceeds of insurance obtained by the Massachusetts Trust or by the Sponsor of the Fund or by the issuer or underwriter of an Obligation held by the Massachusetts Trust which are paid to Massachusetts Unitholders and which represent maturing interest on defaulted Obligations held by the Massachusetts Trust will be excludable from the Massachusetts gross income of a Massachusetts Unitholder if, and to the same extent as, such interest would have been so excludable if paid by the issuer of the defaulted Obligation.

           5. The Massachusetts Trust's capital gains and/or capital losses realized upon disposition of Obligations held by it will be includable pro rata in the federal gross income of Massachusetts Unitholders who are subject to Massachusetts income taxation under M.G.L. Chapter 62, and such gains and/or losses will be includable as capital gains and/or losses in the Massachusetts Unitholders' Massachusetts gross income, except where capital gain is specifically exempted from income taxation under acts authorizing issuance of said Obligations.

     Gains or losses realized on sales or redemptions of Units by Massachusetts Unitholders who are subject to Massachusetts income taxation under M.G.L. Chapter 62 will be includable in their Massachusetts gross income.

     In determining such gain or loss Massachusetts Unitholders will, to the same extent required for Federal tax purposes, have to adjust their tax bases for their Units for accrued interest received, if any, on Bonds delivered to the Trustee after the Massachusetts Unitholders pay for their Units, and for amortization of premiums, if any, on the Obligations held by the Massachusetts Trust.

           6. The Units of the Massachusetts Trust are not subject to any property tax levied by Massachusetts or any political subdivision thereof, nor to any income tax levied by any such political subdivision. They are includable in the gross estate of a deceased Massachusetts Unitholder who is a resident of Massachusetts for purposes of the Massachusetts Estate Tax.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-25117) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement, and in the related Prospectus, under the headings "Massachusetts Trust - Tax Status" and "Legal Opinions."

                                    Very truly yours,


                                    Peabody & Arnold